Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Ceva, Inc. for the registration of common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our report dated March 7, 2024, with respect to the consolidated financial statements of Ceva, Inc. and the effectiveness of internal control over financial reporting of Ceva, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER
A Member of EY Global
Haifa, Israel
August 7, 2024